Exhibit 99.1

News Release

Bayer and Monsanto to Create a Global Leader in Agriculture

•                  Realizes a shared vision of integrated agricultural offerings, delivering enhanced solutions for growers and creates a leading innovation engine for the next generation of farming

•                  USD 128 per share in all-cash transaction, represents 44 percent premium to Monsanto shareholders and an aggregate value of USD 66 billion

•                  Significant value creation with expected annual synergies of approximately USD 1.5 billion after year three; plus additional synergies from integrated solutions in future years

•                  Bayer shareholders expected to benefit from accretion to core EPS in the first full year after closing and double-digit percentage accretion in the third full year

•                  Committed to retaining strong presence in the U.S. with the combined business’ global Seeds & Traits and North American commercial headquarters in St. Louis

Leverkusen / St. Louis, September 14, 2016 — Bayer and Monsanto today announced that they signed a definitive merger agreement under which Bayer will acquire Monsanto for USD 128 per share in an all-cash transaction. Monsanto’s Board of Directors, Bayer’s Board of Management and Bayer’s Supervisory Board have unanimously approved the agreement. Based on Monsanto’s closing share price on May 9, 2016, the day before Bayer’s first written proposal to Monsanto, the offer represents a premium of 44 percent to that price.

“We are pleased to announce the combination of our two great organizations. This represents a major step forward for our Crop Science business and reinforces Bayer’s leadership position as a global innovation driven Life Science company with leadership positions in its core segments, delivering substantial value to shareholders, our customers, employees and society at large,” said Werner Baumann, CEO of Bayer AG.

“Today’s announcement is a testament to everything we’ve achieved and the value that we have created for our stakeholders at Monsanto. We believe that this combination with Bayer represents the most compelling value for our shareowners, with the most certainty through the all-cash consideration,” said Hugh Grant, Chairman and Chief Executive Officer of Monsanto.

Enhanced Solutions for Growers

This transaction brings together two different, but highly complementary businesses. The combined business will benefit from Monsanto’s leadership in Seeds & Traits and Climate Corporation platform along with Bayer’s broad Crop Protection product line across a comprehensive range of indications and crops in all key geographies. As a result, growers will benefit from a broad set of solutions to meet their current and future needs, including enhanced solutions in seeds and traits, digital agriculture, and crop protection.

The combination also brings together both companies’ leading innovation capabilities and R&D technology platforms, with an annual pro-forma R&D budget of approximately EUR 2.5 billion. Over the mid to long-term, the combined business will be able to accelerate innovation and provide customers with enhanced solutions and an optimized product suite based on analytical agronomic insight supported by Digital Farming applications. These are expected to result in significant and lasting benefits for farmers: from improved sourcing and increased convenience to higher yield, better environmental protection and sustainability.

“The agriculture industry is at the heart of one of the greatest challenges of our time: how to feed an additional 3 billion people in the world by 2050 in an environmentally sustainable way. It has been both companies’ belief that this challenge requires a new approach that more systematically integrates expertise across Seeds, Traits and Crop Protection including Biologicals with a deep commitment to innovation and sustainable agriculture practices,” said Liam Condon, member of the Board of Management of Bayer AG and head of the Crop Science Division.

“We are entering a new era in agriculture — one with significant challenges that demand new, sustainable solutions and technologies to enable growers to produce more with less.

This combination with Bayer will deliver just that — an innovation engine that pairs Bayer’s crop protection portfolio with our world-class seeds and traits and digital agriculture tools to help growers overcome the obstacles of tomorrow. Together Monsanto and Bayer will build on our proud tradition and respective track records of innovation in the agriculture industry, delivering a more comprehensive and broader set of solutions to growers,” said Grant.

Value Creation

Pro forma sales of the combined agricultural business amounted to EUR 23 billion in calendar year 2015. The combined company will be well positioned to participate in the agricultural industry with significant long-term growth potential. Beyond the attractive long term value creation potential of the combination, Bayer expects the transaction to provide its shareholders with accretion to core EPS (earnings per share) in the first full year after closing and a double-digit percentage accretion in the third full year. Bayer has confirmed sales and cost synergies assumptions in due diligence and expects annual EBITDA contributions from total synergies of approximately USD 1.5 billion after year three, plus additional synergies from integrated solutions in future years.

Financing and Closing Conditions

Bayer intends to finance the transaction with a combination of debt and equity. The equity component of approximately USD 19 billion is expected to be raised through an issuance of mandatory convertible bonds and through a rights issue with subscription rights. Bridge financing for USD 57 billion is committed by BofA Merrill Lynch, Credit Suisse, Goldman Sachs, HSBC and JP Morgan.

Bayer has a proven track record of disciplined deleveraging after large acquisitions and believes that the strong cash flows of the combined business will contribute to improving its financial profile. Bayer targets an investment grade credit rating post-closing and is committed to the single “A” credit rating category over the long-term.

The acquisition is subject to customary closing conditions, including Monsanto shareholder approval of the merger agreement and receipt of required regulatory approvals. Closing is expected by the end of 2017. The companies will work diligently with regulators to ensure a successful closing. In addition, Bayer has committed to a USD 2 billion reverse antitrust break fee, reaffirming its confidence that it will obtain the necessary regulatory approvals.

Headquarters and Employees

The combined agriculture business will have its global Seeds & Traits and North American commercial headquarters in St. Louis, Missouri, its global Crop Protection and overall Crop Science headquarters in Monheim, Germany, and an important presence in Durham, North Carolina, as well as many other locations throughout the U.S. and around the world. The Digital Farming activities for the combined business will be based in San Francisco, California.

“This combination is a great opportunity for employees, who will be at the forefront of innovation in our sector. This transaction also enhances Bayer’s strong commitment to the U.S., building on our 150-year history with operations across 25 states employing more than 12,000 people in the country. I am convinced that Monsanto will flourish as part of one of the most respected and trusted companies in the world,” said Baumann.

Bayer has extensive experience in successfully integrating acquisitions from a business, geographic and cultural perspective, and remains committed to its strong culture of innovation, sustainability and social responsibility.

Advisors to the Transaction

BofA Merrill Lynch and Credit Suisse are acting as lead financial advisors and structuring banks to Bayer in addition to providing committed financing for the transaction; Rothschild has been retained as an additional financial advisor to Bayer. Bayer’s legal advisors are Sullivan & Cromwell LLP (M&A) and Allen & Overy LLP (Financing).

Morgan Stanley & Co. and Ducera Partners are acting as financial advisors, and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Monsanto.

Note:

Further information is available on the internet at: www.advancingtogether.com

•                  Statements of Werner Baumann and Hugh Grant as video and script (until approx. 2:30 p.m. CEST / 8:30 a.m. EDT)

•                  Slides for the Investor Conference Call (until approx. 2:00 p.m. CEST / 8:00 a.m. EDT)

•                  Live webcast of the Investor Conference Call (from approx. 2:00 p.m. CEST / 8:00 a.m. EDT)

•                  Slides for the Media Conference Call (until approx. 3:30 p.m. CEST / 9:30 a.m. EDT)

•                  Speech and embedded slides for the Media Conference Call (from approx. 3:30 p.m. CEST / 9:30 a.m. EDT)

•                  Live webcast of the Media Conference Call (from approx. 3:30 p.m. CEST / 9:30 a.m. EDT)

Transcripts and audio recordings of all conference calls will be available afterwards.

Print-quality photos can be downloaded on the internet at: www.news.bayer.com

TV and multimedia editors can download or order updated film footage about Bayer free of charge at: www.tv-footage.bayer.com

Contact:

Bayer:

Günter Forneck, phone +49 214 30-50446

Email: guenter.forneck@bayer.com

Christian Hartel, phone +49 214 30-47686

Email: christian.hartel@bayer.com

Monsanto:

Lee Quarles, phone +1-314-694-2330

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Bayer: Science For A Better Life

Bayer is a global enterprise with core competencies in the Life Science fields of health care and agriculture. Its products and services are designed to benefit people and improve their quality of life. At the same time, the Group aims to create value through innovation, growth and high earning power. Bayer is committed to the principles of sustainable development and to its social and ethical responsibilities as a corporate citizen. In fiscal 2015, the Group employed around 117,000 people and had sales of EUR 46.3 billion. Capital expenditures amounted to EUR 2.6 billion, R&D expenses to EUR 4.3 billion. These figures include those for the high-tech polymers business, which was floated on the stock market as an independent company named Covestro on October 6, 2015. For more information, go to www.bayer.com.

About Monsanto Company

Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops — such as corn, soybeans, and cotton — that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Monsanto’s operations into those of Bayer Aktiengesellschaft (“Bayer”); such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Bayer and Monsanto assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.

Participants in Solicitation

Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.